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                                                      [LOGO OF CHARLES E. SMITH]
NEWS RELEASE

CHARLES E. SMITH RESIDENTIAL REALTY, INC.

FOR IMMEDIATE RELEASE                            Contact: Investors - Greg Samay
---------------------
May 19, 1998                                                      (703) 769-1029

                                                              Media - John Kurtz
                                                                  (703) 769-1153


            CHARLES E. SMITH RESIDENTIAL TO ACQUIRE PREMIER NEWLY-
                CONSTRUCTED PROPERTY IN BOSTON FOR $60 MILLION

                   281-Unit Luxury Mid-Rise On Charles River


  ARLINGTON, VA. -- Charles E. Smith Residential Realty, Inc. (NYSE:SRW) announced today that it has contracted to acquire Cronin's Landing, a newly-constructed 281 unit luxury mid-rise property located along the Charles River in Waltham, a close-in western suburb of Boston, for $60 million. Construction of the property is nearly complete and it is currently being leased. Closing is expected within 60 days.

  Ernest Gerardi, Jr., President of Charles E. Smith Residential, said, "We are excited to add this exceptional property to our portfolio. It more than doubles our investment in the Boston area and is a significant step toward our goal of building visibility and critical mass in this strong market. The developer of Cronin's Landing, Roy MacDowell, has created a one-of-a kind living environment, and we believe it will continue to be the highest quality apartment property in the Boston area for a long time. Its location is excellent, just off Route 128 in the midst of the growing technology industry, and its setting along the Charles River is spectacular. Boston is a difficult market in which to develop, so having the finest new property in the market is a real competitive advantage."

  Cronin's Landing has 850 feet of frontage along the Charles River and is designed with three wings of five to seven stories, so that a majority of units have river views. The exterior is brick and cast stone and features terraces, balconies and bay windows. The property includes 25,000 square feet of commercial space, a 418-space parking garage and 72 surface parking spaces.

                                    (more)
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Construction of the property is nearing completion, and as of May 15, 1998, 60%
of the units had already been leased.

  Cronin's Landing is well located with excellent transportation access to nearby Route 128/I-95, as well as downtown Boston via the Massachusetts Turnpike. An MBTA commuter rail station is a short walk, just across the Charles River bridge, and there are a wide array of restaurants, services, and entertainment options within close proximity to the property. Located in the midst of the Boston area technology industry, Waltham is experiencing strong growth and revitalization, and has the third largest concentration of commercial space in the area after downtown Boston and Cambridge.

    The $60 million acquisition price for the property includes the assumption of $31.5 million of debt, the issuance of $3 million of Operating Partnership units, and the balance in cash. This transaction will bring the year to date total of acquisitions by Charles E. Smith Residential Realty to 1,942 apartment units, representing a total investment of over $180 million.

  Charles E. Smith Residential Realty, Inc. is a self-managed real estate investment trust listed on the New York Stock Exchange (SRW). The Company and its subsidiaries and affiliates own, acquire, develop, and manage multi-family residential properties; and in addition, provide a full range of real estate services to other property owners. The Company owns a portfolio of over 19,500 apartment units, has 2,000 units under construction, and manages an additional 3,500+ units for other owners. The total market capitalization of the Company -- Charles E. Smith Residential Realty, including its Operating Partnership -- is approximately $1.8 billion. Investor information including press releases about Charles E. Smith Residential Realty is available on the Company's Web site at:
HTTP://WWW.SMITHREIT.COM, and also through PR Newswire "News on Call" by fax 800-758-5804, ext. 101271, or at: HTTP://WWW.PRNEWSWIRE.COM.

  This news release contains forward-looking statements regarding the Company's outlook, including statements of goals, intentions, and expectations regarding or based on assumptions about general economic and market conditions, competitive dynamics and other factors that, by their nature, are subject to significant uncertainties, some of which are discussed in the Company's filings with the Securities and Exchange Commission. Because of these uncertainties, and the assumptions on which statements in this release are based, actual future results may differ materially.

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